April 2018

Dear Shareholder:

We are writing to request your prompt attention to an urgent matter affecting Putnam High Income Securities Fund.

Your fund is the target of a takeover attempt by a well-known dissident firm named Bulldog Investors, LLC (“Bulldog”). This attempt is expected to take place at the April 27, 2018 annual meeting ofshareholders.

Bulldog intends to elect alternative trustees and undertake actions that would permanently disrupt your fund as a long-term investment.

Voting for the Board of Trustees protects your investment from the threat of takeover

Your current Trustees have extraordinarily deep governance experience in the mutual fund industry and significant business and investment experience, and they take pride in doing what is in the bestinterests of shareholders.

We strongly urge you to:

Vote today with the WHITE card in favor of retaining the current Putnam Investments Board of Trustees.

Do NOT respond to any of Bulldog’s communications.

Do NOT vote with any GREEN proxy card that you may receive from Bulldog.

Thank you for voting promptly. If you have any questions, please call a customer service representative at 1 (877) 536-1561.